EXHIBIT 11

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK
                    (In thousands except per share amounts)



                                                        Six Months Ended
                                                      --------------------
Line                                                  June 27,    June 29,
- ----                                                    1996        1995
                                                      --------    --------

AVERAGE SHARES OUTSTANDING
 1   Weighted average number of shares of
      common stock outstanding during the period         7,435       6,705
 2   Net additional shares assuming stock options
      and warrants exercised and proceeds used
      to purchase treasury shares                          399        --
                                                      --------    --------
 3   Weighted average number of shares and
      equivalent shares of common stock
      outstanding during the period                      7,834       6,705
                                                      ========    ========

EARNINGS (LOSS)
 4   Earnings (loss) from continuing operations       $  3,675    ($ 5,936)
 5   Less dividends applicable to
       redeemable preferred stock                         (306)       (278)
 6   Less redeemable common stock accretion               (205)       (162)
                                                      --------    --------
 7   Amount for per share computation                 $  3,164    ($ 6,376)
                                                      ========    ========

 8   Earnings (loss) before extraordinary credit      $  3,675    ($13,690)
 9   Less dividends applicable to
       redeemable preferred stock                         (306)       (278)
10   Less redeemable common stock accretion               (205)       (162)
                                                      --------    --------
11   Amount for per share computation                 $  3,164    ($14,130)
                                                      ========    ========

12   Net earnings (loss)                              $ 13,099    ($ 4,577)
13   Less dividends applicable to
       redeemable preferred stock                         (306)       (278)
14   Less redeemable common stock accretion               (205)       (162)
                                                      --------    --------
15   Amount for per share computation                 $ 12,588    ($ 5,017)
                                                      ========    ========


PER SHARE AMOUNTS

     Earnings (loss) from continuing operations
     (line 7 / line 3)                                $   0.38    ($  0.94)
                                                      ========    ========
     Earnings (loss) before extraordinary credit
     (line 11 / line 3)                               $   0.38    ($  2.10)
                                                      ========    ========
     Net earnings (loss)
     (line 15 / line 3)                               $   1.61    ($  0.75)
                                                      ========    ========



        Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.


*        As reclassified for discontinued operations.